Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Corporate Capital Trust, Inc.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of Corporate Capital Trust, Inc. and subsidiary (the “Company”) as of December 31, 2011 and 2010, including the consolidated schedule of investments as of December 31, 2011, and the related consolidated statements of operations, changes in net assets, and cash flows for the year ended December 31, 2011 and for the period from June 9, 2010 (inception) to December 31, 2010, and the consolidated financial highlights for the period from June 17, 2011 (commencement of operations) to December 31, 2011, and have issued our report on those financial statements and financial highlights dated March 14, 2012. Such financial statements and financial highlights and our report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and in the Statement of Additional Information, which is part of this Registration Statement on Form N-2 (the “Prospectus”).

In our opinion, the information set forth under the heading “Senior Securities” as of December 31, 2011, appearing on page 66 of the Prospectus, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

San Francisco, California

March 23, 2012